Exhibit 99.1

Biosynex Completes Acquisition of Chembio Diagnostics, Inc.

Chembio Diagnostics, Inc. becomes the first North American structure controlled by Biosynex in North America.

STRASBOURG, France, April 27, 2023 (GLOBE NEWSWIRE) -- Biosynex SA (“Biosynex”) (EPA: ALBIO), a French market leader specializing in the design and distribution of rapid tests, today announced it has completed its acquisition of Chembio Diagnostics, Inc. (“Chembio”), a leading point-of-care diagnostics company focused on infectious diseases. Chembio is now part of Biosynex Group. The complementary nature of the technologies and product portfolio as well as the combination of market opportunities will be important growth drivers for the combined company. In addition, significant operational synergies are anticipated in procurement, R&D logistics and production.

 “The success of the Chembio acquisition marks a major step in the history of Biosynex, remarked Larry Abensur, CEO of Biosynex.  “The integration of this structure into the Biosynex Group gives us direct access to the American market, which we believe is the most important in terms of turnover for the in vitro diagnostics industry. Chembio already benefits from numerous FDA approved products (510k, PMA and CLIA waived products). It is also recognized in the rapid HIV test market with WHO prequalified products that will open up new business opportunities for us internationally. In addition, we plan to exploit the many strong synergies between our businesses to create significant cost savings in an integrated organization. We are excited about becoming a global player in the rapid diagnostic test market.”

Biosynex conducted a tender offer by its wholly-owned indirect subsidiary, Project Merci Merger Sub, Inc. (“Purchaser”) for all of the issued and outstanding shares of common stock of Chembio. The consideration was $0.45 per share payable in cash, subject to the terms of the merger agreement, for a transaction value of approximately $17.2 million. The tender offer expired at 6:00 p.m., New York City time, on April 26, 2023. Securities Transfer Corporation, the depositary for the tender offer, has advised Biosynex that approximately 18,874,498 shares of Chembio common stock were validly tendered and not properly withdrawn in the tender offer, representing approximately 50.9% of the outstanding shares of Chembio’s common stock as of April 26, 2023. All of the conditions to the tender offer have been satisfied, and on April 26, 2023, Purchaser, accepted for payment, and will as promptly as practicable pay for, all shares validly tendered and not properly withdrawn in the tender offer.

Following the acceptance of the tendered shares, Purchaser completed the acquisition of Chembio on April 27, 2023 through the merger of Purchaser with and into Chembio in accordance with Nevada Revised Statute 92A.133 without a vote of Chembio stockholders. In connection with the merger, shares of Chembio that were not tendered in the tender offer were converted into the right to receive $0.45 per share in cash. As a result of the merger, Chembio became a wholly-owned indirect subsidiary of Biosynex. In connection with the completion of the transaction, Chembio’s common stock ceased trading on Nasdaq.

White & Case LLP served as legal counsel to Biosynex and K&L Gates LLP served as legal counsel to Chembio.

About Biosynex

Founded in 2005 and based in Illkirch-Graffenstaden in Alsace, France, Biosynex is a major player in public health with 550 employees. Biosynex designs, manufactures and distributes Rapid Diagnostic Tests (RDTs) as well as diagnostic equipment for healthcare professionals and the general public, aiming to improve patient care through rapid results and ease of use. As the leader in the RDT market in France, Biosynex has complete control over its value chain thanks to its technological platform, which can be adapted to numerous applications and is suitable for different types of users such as laboratories, hospitals, doctors and consumers. Driven by strong values of innovation, Biosynex has a proactive vision of tomorrow’s medicine focused on prevention, screening, emergency diagnosis and rapid treatment. Learn more at www.biosynex.com.

Forward Looking Statements

This press release contains forward-looking statements regarding the acquisition of Chembio Diagnostics, Inc. by Biosynex SA. Forward-looking statements involve inherent risks and uncertainties and you are cautioned that a number of important factors could cause actual results to differ materially from those contained in any such forward-looking statement. These statements can otherwise be identified by the use of words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “feel,” “forecast,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “would,” “will,” and similar expressions intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. The forward-looking statements contained in this press release include, but are not limited to, statements related to Biosynex’s plans, objectives, expectations and intentions with respect to the combined company, and the potential impact the transaction will have on Chembio or Biosynex and other matters related to either or both of them. The forward-looking statements are based on assumptions regarding current plans and estimates of management of Biosynex. Biosynex management believes these assumptions to be reasonable, but there is no assurance that they will prove to be accurate.

Factors that could cause actual results to differ materially from those described in this press release include, among others: the expected synergies and cost savings are not achieved or achieved at a slower pace than expected; integration problems, delays or other related costs; retention of customers and suppliers; unanticipated changes in laws, regulations, or other industry standards affecting the companies; and other risks and important factors contained and identified in Chembio’s and Biosynex’s filings with the SEC, including Chembio’s Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K.

The foregoing list of factors is not exhaustive. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date hereof. Readers are urged to carefully review and consider the various disclosures, including but not limited to risk factors contained in Chembio’s Annual Reports on Form 10-K and its quarterly reports on Form 10-Q, as well as Biosynex’s filings with the SEC. Forward-looking statements reflect the analysis of management of Biosynex and Chembio as of the date of this press release. Neither Biosynex nor Chembio undertakes to update or revise any of these statements in light of new information or future events, except as expressly required by applicable law.

Biosynex Contacts:
Larry Abensur
Président-Directeur Général
investisseurs@biosynex.com

Julia Bridger
Listing Sponsor
+33 1 44 70 20 84
jbridger@elcorp.com

Gilles Broquelet
Communication financière
+ 33 1 80 81 50 00
gbroquelet@capvalue.fr

Chembio Contact:
Philip Taylor
Gilmartin Group
415-937-5406
investor@chembio.com